October 5, 2016

Board of Directors

c/o Mr. Thomas DeNunzio

Chief Executive Officer

Exquisite Acquisition, Inc.

780 Reservoir Avenue, #123

Cranston, RI 02910

Effective October 5, 2016, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We do not have any disagreement with management or the Company as of August 31, 2016.

/s/ Anton & Chia, LLP

Gregory A. Wahl, CPA Managing Partner

cc: Office of the Chief Accountant

Mail Stop 6561

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549